Exhibit 10.1

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of November 5, 2021, by and among GOODRICH PETROLEUM CORPORATION, a Delaware corporation (“Parent”), GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (the “Borrower”), each of the Lenders which is signatory hereto, and TRUIST BANK, succesor by merger to SunTrust Bank, as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity “Administrative Agent”) and as Issuing Bank under the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Parent, Borrower, Administrative Agent, the Lenders and the Issuing Bank are parties to that certain Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of May 14, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof, and as amended by this Amendment and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), whereby upon the terms and conditions therein stated the Lenders have agreed to make certain loans to the Borrower upon the terms and conditions set forth therein;

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement as set forth below; and

WHEREAS, subject to the terms and conditions hereof, the Lenders are willing to agree to the amendments to the Credit Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties to this Amendment hereby agree as follows:

SECTION 1.    Definitions. Unless otherwise defined in this Amendment, each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. The interpretive provisions set forth in Section 1.04 of the Credit Agreement shall apply to this Amendment.

SECTION 2.    Amendments to Credit Agreement. Effective on the Amendment Effective Date, the Credit Agreement is amended as follows:

(a)    Section 1.02 of the Credit Agreement is amended by inserting the following definitions in proper alphabetical order:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 3.03.

“Benchmark” means, initially, the Adjusted LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to Adjusted LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 3.03.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent reasonably determines that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion with the consent of the Borrower (which may not be unreasonably withheld or delayed).

“Erroneous Payment” has the meaning assigned to it in Section 11.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.14(d).

“Erroneous Payment Impacted Loans” has the meaning assigned to it in Section 11.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.14(d).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted LIBO Rate.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Adjusted LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Adjusted LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.03 that is not Term SOFR.

(b)    The following definitions in Section 1.02 of the Credit Agreement are hereby amended and restated in their respective entireties as follows:

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “alternative Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines (in consultation with the Borrower) in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary (in consultation with the Borrower) in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

           (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a) the date of the public statement or publication of information referenced therein; and

(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.03(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

           (1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Early Opt-in Election” means, if the then-current Benchmark is the Adjusted LIBO Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Adjusted LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(c)    Section 1.02 of the Credit Agreement is amended by deleting the following definitions: “Benchmark Transition Start Date” and “Federal Reserve Bank of New York’s Website”.

(d)    The definition of “Interest Period” in Section 1.02 of the Credit Agreement is amended to delete “two (2),”.

(e)    Clause (a) of the definition of “Secured Obligations” in Section 1.02 of the Credit Agreement is amended to add the parenthetical “(including obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights)” after the words “Loan Document”.

(f)    Article I of the Credit Agreement is amended by adding the following as a new Section 1.09:

“Section 1.09         LIBOR. The London interbank offered rate for U.S. dollars (“LIBOR”) is intended to represent the rate at which contributing banks could obtain short-term borrowings from one another in the London interbank market. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR's administrator, announced in a public statement the future cessation of the 35 LIBOR benchmark settings currently published by ICE Benchmark administration. This public statement constitutes a Benchmark Transition Event. To the extent the Maturity Date goes beyond the cessation dates indicated in the FCA’s announcement, an alternate rate of interest will be determined at the appropriate time in accordance with Section 3.03(b) for any applicable tenors of LIBOR.

Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 3.03(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03(e), of any change to the reference rates upon which the interest rates on Eurodollar Loans are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “Adjusted LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Adjusted LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.”

(g)    Section 3.03 of the Credit Agreement is amended and restated in its entirety as follows:

“Section 3.03         Alternate Rate of Interest.

(a)         Unless and until a Benchmark Replacement is implemented in accordance with Section 3.03(b) below, if, prior to the first day of any Interest Period:

(i)         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant interbank market, ad‐equate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii)         the Administrative Agent shall have received notice from the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Alternate Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Borrowing Request or an Interest Election Request has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Borrowing shall be made as, continued as or converted into an Alternate Base Rate Borrowing.

(b)         Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)         Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this clause (c), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d)         In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective as and when provided in the related notice from the Administrative Agent described in clause (e) below without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)         The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(f)         Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Adjusted LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)         Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.”

(h)    Section 9.04(g) of the Credit Agreement is amended and restated in its entirety as follows:

“(g)         the Parent may make Restricted Payments with respect to its Equity Interests that are payable in cash; provided that: (i) no Borrowing Base Deficiency, Default or Event of Default exists or would result therefrom, (ii) after giving pro forma effect to such Restricted Payment, Availability is no less than 20% of the aggregate amount of the Commitments, and (iii) after giving pro forma effect to such Restricted Payment, the Net Funded Debt Ratio shall not be greater than 1.50 to 1.00; and”

(i)    Section 9.22(b) of the Credit Agreement is amended and restated in its entirety as follows:

“(b)         Prior to the date that is three months after the Maturity Date, neither Parent nor the Borrower shall, nor shall they permit any of the other Loan Parties to (i) call, make or offer to make any Redemption of or otherwise Redeem any Second Lien Debt (including any optional or mandatory prepayment of Second Lien Debt), except (x) with respect to any mandatory prepayment or mandatory Redemption of Second Lien Debt, to the extent such mandatory prepayment or mandatory Redemption would also be required by the terms of Section 3.04(c) or Section 3.04(d) hereof and the Lenders have waived the requirement to make such mandatory prepayment or mandatory Redemption in accordance with the terms hereof, (y) a refinancing of the Second Lien Debt in accordance with this Agreement and (to the extent that such refinancing debt is secured by a Lien junior to the Lien securing the Secured Obligations) the terms and conditions of the Intercreditor Agreement and (z) a Redemption in full or in part of the 2023 Notes from amounts that would otherwise be permitted to be paid as a Restricted Payment pursuant to Section 9.04(g), or (ii) pay any interest in cash on the 2023 Notes (including, for the avoidance of doubt, any refinancing or replacement of the 2023 Notes that is secured by a Lien junior to the Lien securing the Secured Obligations), including in respect of any portion thereof payable in kind, except from amounts that would otherwise be permitted to be paid as a Restricted Payment pursuant to Section 9.04(g).”

(j)    Section 10.02(c)(i) of the Credit Agreement is amended to add the words “amounts owed pursuant to Erroneous Payment Subrogation Rights,” after the word “fees,”.

(k)    Article XI of the Credit Agreement is amended by adding the following as a new Section 11.14:

“Section 11.14          Erroneous Payments.

(a)         If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)         Without limiting immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party such Lender or Issuing Bank, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)         (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)         such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.14(b).

(c)         Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)         In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 12.04 (but excluding, in all events, any assignment consent or approval requirements), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”); provided that, the Loan Parties' Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment.

(e)         The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party (provided that, clause (d) and (e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent), except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)         To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.”

(l)    Section 12.01(a)(ii) of the Credit Agreement is amended to update the Issuing Bank’s written notice information as follows:

“if to the Issuing Bank, to it at:             Truist Bank

                                                           Attn: Standby Letter of Credit Dept.

                                                           303 Peachtree Street NE

                                                           3rd FL, Mail Code 803-05-25-60

                                                           Atlanta, Georgia 30308

                                                       Telephone: (800) 951-7847”

(m)    Section 12.02(b) of the Credit Agreement is amended by deleting “Subject to Section 3.03(b)-(e) with respect to the implementation of a Benchmark Replacement or Benchmark Replacement Conforming Changes (as set forth therein) and Section 12.02(c) below,” and replacing it with “Except as otherwise expressly provided in this Agreement, including, without limitation, as provided in Section 3.03 with respect to the implementation of a Benchmark Replacement Rate or Benchmark Conforming Changes (as set forth therein) and Section 12.02(c) below,”.

SECTION 3.    Borrowing Base. Effective as of the Amendment Effective Date, the Borrowing Base is increased to $150,000,000 until the next redetermination or adjustment thereof pursuant to the Credit Agreement. The Borrowing Base redetermination provided for by this Amendment is the September 1, 2021 Scheduled Redetermination under the Credit Agreement. This Amendment shall serve as a New Borrowing Base Notice under the Credit Agreement.

SECTION 4.    Conditions of Effectiveness

(a)    This Amendment shall become effective as of the date (the “Amendment Effective Date”) that each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 12.02 of the Credit Agreement):

(1)    The Administrative Agent shall have received (which may be by electronic transmission), in form and substance satisfactory to the Administrative Agent, a counterpart of this Amendment which shall have been executed by the Administrative Agent, the Issuing Bank, the Lenders, the Borrower and the Parent (which may be by PDF transmission);

(2)    Each of the representations and warranties set forth in Section 5 of this Amendment shall be true and correct;

(3)    Since December 31, 2020, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect;

(4)    Borrower shall have paid all fees and expenses due to the Lenders, the Administrative Agent, the Issuing Bank and the Arranger (including, but not limited to, reasonable attorneys’ fees of counsel to the Administrative Agent); and

(5)    The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Second Lien Agent and the Required Second Lien Secured Parties (as defined in the Intercreditor Agreement) have consented to the amendment to Section 9.22(b) of the Credit Agreement contemplated by this Amendment.

(b)    Without limiting the generality of the provisions of Sections 6.01 and 6.02 of the Credit Agreement, for purposes of determining compliance with the conditions specified in Section 4(a), each Lender that has signed this Amendment (and its permitted successors and assigns) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

SECTION 5.    Representations and Warranties. Each of the Parent and the Borrower represents and warrants to Administrative Agent and the Lenders, with full knowledge that such Persons are relying on the following representations and warranties in executing this Amendment, as follows:

(a)    It has the organizational power and authority to execute, deliver and perform this Amendment, and all organizational action on the part of it requisite for the due execution, delivery and performance of this Amendment has been duly and effectively taken.

(b)    The Credit Agreement, the Loan Documents and each and every other document executed and delivered to the Administrative Agent and the Lenders in connection with this Amendment to which such Loan Party is a party constitute the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    This Amendment does not and will not violate any provisions of any of limited liability company agreement, bylaws and other organizational and governing documents of such Loan Party.

(d)    No consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, is required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Amendment.

(e)    Before and after giving effect to this Amendment, the representations and warranties of such Loan Party contained in Article VII of the Credit Agreement or in any other Loan Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except that any representation and warranty which by its terms is made as of a an earlier date shall be required to be so true and correct in all material respects only as of such earlier date.

(f)    Before and after giving effect to this Amendment, no Default, Event of Default or Borrowing Base Deficiency will exist and be continuing.

(g)    Since December 31, 2020, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 6.    Miscellaneous.

(a)    Reference to the Credit Agreement. Upon the effectiveness hereof, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

(b)    Effect on the Credit Agreement; Ratification. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. By its acceptance hereof, each of the Parent and the Borrower hereby ratifies and confirms each Loan Document to which it is a party in all respects, after giving effect to the amendments set forth herein.

(c)    Extent of Amendments. Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are not amended, modified or affected by this Amendment. Each of the Parent and the Borrower hereby ratifies and confirms that (i) except as expressly amended hereby, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Credit Agreement remain in full force and effect, (ii) each of the other Loan Documents are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral and the Liens on the Collateral securing the Secured Obligations are unimpaired by this Amendment and remain in full force and effect.

(d)    Loan Documents. The Loan Documents, as such may be amended in accordance herewith, are and remain legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. This Amendment is a Loan Document.

(e)    Claims. As additional consideration to the execution, delivery, and performance of this Amendment by the parties hereto and to induce Administrative Agent and Lenders to enter into this Amendment, the Borrower represents and warrants that, as of the date hereof, it does not know of any defenses, counterclaims or rights of setoff to the payment of any Secured Obligations of the Borrower to Administrative Agent, Issuing Bank or any Lender.

(f)    Execution and Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or pdf shall be equally as effective as delivery of a manually executed counterpart.

(g)    Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(h)    Headings. Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 7.    NO ORAL AGREEMENTS. THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN SUCH PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS AMENDMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY THE BORROWER, THE PARENT, ADMINISTRATIVE AGENT, ISSUING BANK AND/OR LENDERS REPRESENT THE FINAL AGREEMENT BETWEEN SUCH PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN SUCH PARTIES.

SECTION 8.    No Waiver. The Borrower hereby agrees that, no Event of Default and no Default has been waived or remedied by the execution of this Amendment by the Administrative Agent or any Lender. Nothing contained in this Amendment (a) shall constitute or be deemed to constitute a waiver of any Defaults or Events of Default which may exist under the Credit Agreement or the other Loan Documents, or (b) shall constitute or be deemed to constitute an election of remedies by the Administrative Agent, Issuing Bank or any Lender, or a waiver of any of the rights or remedies of the Administrative Agent, Issuing Bank or any Lender provided in the Credit Agreement, the other Loan Documents, or otherwise afforded at law or in equity.

Signatures Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PARENT:	GOODRICH PETROLEUM CORPORATION

By: /s/ Michael J. Killelea
Name: Michael J. Killelea
Title: Executive Vice President, General Counsel and Corporate Secretary

BORROWER:	GOODRICH PETROLEUM COMPANY, L.L.C.

By: /s/ Michael J. Killelea
Name: Michael J. Killelea
Title: Executive Vice President, General Counsel and Corporate Secretary

TRUIST BANK, SUCCESSOR BY MERGER TO SUNTRUST BANK,
as Administrative Agent, as Issuing Bank and as a Lender

By: /s/ Benjamin L. Brown
Name: Benjamin L. Brown
Title: Director

ROYAL BANK OF CANADA

By: /s/ Michael Sharp
Name: Michael Sharp
Title: Authorized Signatory

CITIZENS BANK, N.A.

By: /s/ Kelly Graham
Name: Kelly Graham
Title: Vice President

CIT BANK, N.A.

By: /s/ John Feeley
Name: John Feeley
Title: Director

CATHAY BANK

By: /s/ Dale T Wilson
Name: Dale T Wilson
Title: Senior Vice President